Ceasing Control of Credit Suisse Mid-Cap Core Class B

As of October 30, 2009, Ameritrade Inc FBO 1880048991 ("Shareholder") owned 737.386 shares of the Fund, which represented 44.00 % of the Fund. As of April 30, 2010, Shareholder owned 0 shares of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Mid-Cap Core Class B

As of October 30, 2009, Ameritrade Inc FBO 7859014971 ("Shareholder") owned 0 shares of the Fund. As of April 30, 2010, Shareholder owned
646.914 shares of the Fund, which represented 44.91 % of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Mid-Cap Core Class C

As of October 30, 2009, Credit Suisse Asset Management LLC
("Shareholder") owned 34.364 shares of the Fund, which represented 100 % of the Fund. As of April 30, 2010, Shareholder owned 34.364 shares of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Mid-Cap Core Class C

As of October 30, 2009, FCC as custodian Bradford H Strohm Bene IRA Barbara C Strohm Decd ("Shareholder") owned 0 shares of the Fund. As of April 30, 2010, Shareholder owned 213.490 shares of the Fund, which represented 86.14 % of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.